EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-183544 and 333-198492) and Form S-8 (No. 333-172371) of Demand Media, Inc. of our report dated October 24, 2014 relating to the consolidated financial statements of Saatchi Online, Inc. and Subsidiary as of and for the year ended December 31, 2013, which is included in the Current Report on Form 8-K/A filed by Demand Media, Inc. on October 24, 2014.

/s/ CohnReznick LLP

Los Angeles, California

October 24, 2014